EXHIBIT F-2


                                           February 25, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp., et al./File No. 70-9319

Ladies and Gentlemen:

     I am Associate General Counsel for Cinergy Corp., a Delaware corporation ("Cinergy"). This opinion letter relates specifically to the transactions proposed in the application-declaration on Form U-1 as amended in the above file (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act") submitted by Cinergy Corp., a Delaware corporation, and certain of its subsidiaries named therein (collectively, the "Applicants") and the Commission's order with respect thereto dated March 1, 1999 (HCAR No. 26984) (the "1999 Order"). Any capitalized terms used but not defined herein have the meanings assigned thereto in the Application.

     In connection with this opinion letter, I have reviewed the Application, the 1999 Order and such other documents and made such other investigation as I consider appropriate. Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

     1. All state laws applicable to the proposed transactions have been complied with.

     2. Each Intermediate Subsidiary formed pursuant to the 1999 Order was duly organized and (if still in existence) is validly existing.

     3. Any equity securities issued by any Intermediate Subsidiary or Nonutility Subsidiary pursuant to the transactions proposed in the Application and approved in the 1999 Order were validly issued, fully paid and nonassessable, and any associate company to whom any such equity security was issued is entitled to the rights and privileges appertaining thereto set forth in the relevant organizational instruments.

     4. Any debt security issued by any Intermediate Subsidiary or Nonutility Subsidiary to any associate company thereof pursuant to the transactions proposed in the Application and approved in the 1999 Order was, upon issuance thereof, a valid and binding obligation of the issuer in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or (ii) by applicable principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).

     5. Each Applicant legally acquired any equity or debt securities or assets of any business of any Intermediate Subsidiary or Nonutility Subsidiary, in each case as proposed in the Application and approved in the 1999 Order.

     6. The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by Cinergy or any of the other Applicants or any associate company thereof.

     I am admitted to the Bars of the States of New York and Ohio. The foregoing opinions are limited to the laws of such states and the Delaware General Corporation Law. This opinion letter does not address the potential applicability to the proposed transactions of any state securities or Blue Sky laws.

     I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/ George Dwight II